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                                                                   EXHIBIT 10.35
July 26, 2000

Carl Pavolic
3 Eberling Drive
New City, NY  10096

Dear Carl:

Further to our recent conversations, on behalf of Net2000 Communications, Inc. (the "Company"), this letter (this "Agreement") sets forth certain terms and conditions of your employment as Vice President Carrier Sales and Alternate Channels, on or about August 14, 2000.

In consideration of the foregoing and your employment with the Company, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, you and the Company agree as follows:

        1. As Vice President Carrier Sales and Alternate Channels, located in the New York area, you will report directly to, and be subject to the direction of the President of the Company and will be fully responsible and accountable for:

        - Revenue and P&L for Carrier and Channel Sales. All General Managers/Directors in these disciplines will report to you.

        - Integral role in company decision making, market planning and strategy development as a member of the senior executive management team.

        - Develop and drive the organizational skills, personnel development, account strategies, territory planning and administrative responsibilities to ensure a high level of customer satisfaction is maintained. Develop and increase sales revenue to ensure assigned targets are met or exceeded.

        - Become actively involved in sales training programs. Aid as a resource to Account Managers in contract opportunities, proposals and proformas. Assists managers with contract negotiations, closing the sale and developing marketing plans for contract accounts.

        - Assist with the planning of sales exhibits. Attend trade show. Participate in education and training conferences on selling and marketing programs. Coordinate and assist in leading sales meetings to include site selection and agenda preparation.

        - Keep informed of new products, services and other general information of interest to customers. Check on competitive activities and develop new methods of attaining resellers and assisting managers in attaining new accounts.

        Please bear in mind that Net2000 is an emerging and developing company. Consequently, your duties and responsibilities may change based upon the requirements of the business but will remain consistent with the responsibilities of a Vice President.

        2. Your employment by the Company is employment "at will" for an indefinite term, and may be terminated at your option or the option of the Company at any time with or without Cause (as defined below).

        3.      Your compensation by the Company will be as follows:

                - Base salary at the annual rate of $160,000. Your base salary shall be evaluated annually by the Company with consideration given to a salary increase.
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Carl Pavolic
July 26, 2000
Page 2 of 4

                - The Company's bonus package for this position comprises fifty percent (50%) of base salary at target (75% including accelerator). Performance will be evaluated on a calendar year basis and a bonus, if any is earned, will be paid by April 15 of the following year. For 2000, your bonus will be prorated accordingly. The bonus components are as follows:

                                a) Common Sr Team Objectives (25% of base)

                                        - $60M in Revenue 6.25%

                                        - Expense Control 6.25% (less than or
                                               equal to 5% budget)

                                        - Customer Retention 6.25%
                                               (annual churn rate less than or
                                               equal to 10% infant mortality
                                               included)

                                        - Shareholder Value 6.25%
                                               (increase shareholder value 20%
                                               from IPO = $24 per share)

                                b) Individual Objectives (25% of base)

                                        - Bookings @ 100% of plan (10%)

                                        - Sales headcount @ target internal plan
                                               (5%)

                                        - Sales rep quota participation (non
                                               ramp AE's) greater than 60% (5%)

                                        - Sales staff turnover less than 25%
                                               for Q3 and Q4 (5%)

                                c) Bonus Accelerator (capped at incremental 25%)

                                        - Finish at greater than or equal to
                                               125% of Business plan target 10%

                                        - Finish at greater than or equal to
                                               150% of Business plan target 25%

                - We will recommend to our Board of Directors a stock option grant to you of 100,000 incentive stock options under Net2000's Employee Equity Incentive Plan. These incentive stock options will vest at a rate of 20% on the sixth month anniversary date and the balance (80,000) will vest 1/36th every month thereafter. This will not affect the annual January option reload. Thirty-three percent (33%) of any unvested options will vest upon a change of control. These options will change in value directly with the value of the company, and as long as the value of the Company keeps increasing, so does the value of the options. All stock option grants are at the discretion of our Board and must be authorized by the Board. The strike price of each such option will be set by Board of Directors Compensation Committee which typically meets on the last Friday of each month.

                -       A one time relocation allowance of $7,500 .

                -       A monthly car allowance of $600
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Carl Pavolic
July 26, 2000
Page 3 of 4



        4. Net2000 Communications is an "at will" employer. This means that either you or Net2000 may terminate your employment relationship at any time, for any reason, with or without cause or advance notice. This offer is contingent upon your execution of our non-compete/non-disclosure employment agreement, which is enclosed, and satisfactory completion of any reference checks that we feel are appropriate. We further understand from you that this offer and your employment with Net2000 are not in conflict with any existing or previous employment agreement, including any non-competition agreement.

        5. You will be eligible for the standard Net2000 health, life insurance, 401(k) Program and other benefits plans. You will receive three weeks paid vacation, as well as all holidays listed in our Employee Handbook.

        6.      You shall receive three (3) weeks paid vacation per annum.

        7. To the extent not otherwise set forth in this Agreement, the conditions of your employment shall be governed by the operating and personnel policies of the Company.

        8. The Company may terminate your employment at any time, upon written notice of termination, for Cause. A termination for Cause is defined as: (a) your failure to perform your duties as Vice President Carrier Sales and Alternate Channels which results in material harm to the Company; or (b) your conviction of a felony or a crime involving moral turpitude. Upon termination of your employment for Cause, you shall not be entitled to any severance pay. Such termination for Cause shall be effective immediately.

        9. The Company may also terminate your employment at any time, upon written notice of termination, for any reason other than for Cause. In such event, the effective date of your termination shall be the date of delivery of notice of termination. After the effective date of termination, you shall receive severance pay equal to your then-current base salary, plus applicable bonus on a prorated basis, for six (6) months, paid in accordance with the payroll process and procedures in effect as of termination.

        10. In the event the Company or its successor terminates your employment without cause or in anticipation of or subsequent to a sale or merger then you shall be entitled to the severance pay set forth in paragraph 8 and you shall immediately vest in 100% of any unvested stock options as of the date of your termination.

        11. In the event that you terminate your employment with the Company for any other reason, your termination shall be treated solely for the purposes of this Agreement, as a termination by the Company for Cause.

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Carl Pavolic
July 26, 2000
Page 4 of 4


        12. You agree not to engage in any other employment or activity at any time during your employment with the Company that interferes with the performance of your duties for the Company. You agree to enter into and abide by the Company's Employee Non-Competition Agreement And Condition Of Employment and any agreements contemplated by the Company's standard policies and procedures, such as agreements concerning Foreign Corrupt Practices Act compliance. In the event you acquire any of the Company's Common Stock, you agree to enter into and abide by any agreements generally executed by the stockholders of the Company, such as a trading "standstill agreement" in connection with an IPO.

        13. You hereby represent to the Company that your performance of all of the terms of this Agreement and your performance as an employee of the Company does not and will not breach any agreement to keep in confidence proprietary information which you have acquired from any third party in confidence or in trust prior to your employment by the Company. You also represent that you have not entered into, and you agree that you will not enter into, any agreement either written or oral in conflict with the terms of this Agreement.

        14. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Virginia without regard to its conflicts of laws principles or rules.

        15. This Agreement contains the entire agreement between the Company and yourself concerning the subject matter hereof. If the terms of this Agreement are acceptable to you, please sign and return the enclosed copy of this Agreement, confirming your agreement with the foregoing.

Carl, I am extremely optimistic about the future of Net2000. You will play a major role in our growth and success and I look forward to working closely with you to make it happen.


Best regards,

/s/Clayton A. Thomas, Jr.

Charlie Thomas
Chief Executive Officer

ACCEPTED AND AGREED:

/s/Carl Pavolic                                  8/1/00
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Carl Pavolic                                     Date